EXHIBIT 3.1(i)
                                                                  --------------

                          CERTIFICATE OF INCORPORATION
                                       OF

                            BRIDGELINE SOFTWARE, INC.

        FIRST. The name of this corporation shall be: BRIDGELINE SOFTWARE, INC.

        SECOND. Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

        THIRD. The purpose or purposes of the corporation shall be:

        To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        FOURTH. The total number of shares of stock which this corporation is authorized to issue is:

Fifteen Million (15,000,000) Shares of Common Stock at a Par Value of .001 Per Share.

        FIFTH. The name and address of the incorporator is as follows:

                                    Ken Scarborough
                                    Corporation Service Company
                                    1013 Centre Road
                                    Wilmington, DE 19805

        SIXTH. The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

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        SEVENTH. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

        IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this 28th day of August, A.D., 2000.

                                                      /s/ Ken Scarborough
                                                      -------------------------
                                                      Ken Scarborough
                                                      Incorporator


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                            CERTIFICATE OF AMENDMENT
                                       TO

                          CERTIFICATE OF INCORPORATION
                                       OF

                            BRIDGELINE SOFTWARE, INC.

        Bridgeline Software, Inc., a Delaware corporation (the "Corporation"), hereby certifies as follows:

        FIRST: The name of the Corporation is Bridgeline Software, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware was August 28, 2000.

        SECOND: The Board of Directors of the Corporation has duly adopted a resolution setting forth this Certificate of Amendment and declaring its advisability by unanimous written consent in accordance with Sections 141 and 242 of the General Corporation Law of Delaware. This Amendment has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        THIRD: Upon the effectiveness of this Certificate of Amendment, Article FOURTH of the Corporation's Certificate of Incorporation is hereby deleted and replaced with the following:

                FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 15,000,000 shares of Common Stock, $.001 par value per share ("Common Stock").

                Effective upon the filing of this Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Effective Date"), each share of the Corporation's common stock, $.001 par value per share (the "Old Common Stock"), issued and outstanding, immediately prior to the effectiveness of this filing or held in the treasury of the Corporation, shall be changed and converted into one-third (1/3) of one share of fully paid and non-assessable common stock, $.001 par value per share (the "New Common Stock"). The New Common Stock issued in this exchange shall have the same rights and preferences as the Common Stock.

                Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (with fractional shares with respect to any certificate representing shares of New Common Stock rounded to the nearest whole share), provided, however, that each holder of record of a certificate that represented

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        shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified. Any certificate for one or more shares of Old Common Stock, not so surrendered shall be deemed to represent one-third (1/3) shares of New Common Stock.

                                       ***

IN WITNESS WHEREOF, Bridgeline Software, Inc. has caused this Certificate of Amendment to be signed by its President and attested by its Secretary, all on this 7th day of April, 2006.

                                           Bridgeline Software, Inc.

                                           By: /s/ Thomas L. Massie
                                               -----------------------------
                                               Thomas L. Massie, President


ATTEST: /s/ Gary Cebula
        -----------------------
        Secretary